Consent of Independent Registered Public Accounting Firm

The Board of Directors
Halliburton Company:

We consent to the incorporation by reference in the registration statements (No. 333-149368) on Form S-3 and (Nos. 333-45518, 333-76496, 333-91058, 333-159394, and 333-162648) on Form S-8 of Halliburton Company of our reports dated February 17, 2010, with respect to the consolidated balance sheets of Halliburton Company as of December 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 Annual Report on Form 10-K of Halliburton Company.

Our report on the financial statements referred to above, refers to the Company’s change in its method of accounting for instruments granted in share-based payment transactions as participating securities, its methods of accounting for convertible debt, and its method of accounting for non-controlling interests beginning on January 1, 2009.

/s/ KPMG LLP
Houston, Texas
February 17, 2010